Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other reporting persons on behalf of each of them in a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.0001 per share, of KIT digital, Inc., a Delaware corporation, and that this agreement shall be included as an exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the 31st day of July, 2012.

ZIVAR INVESTMENTS LTD

By:	Abacus (Gibraltar) Limited
Its:	Corporate Director

By:	/s/ Paul Bowling
Paul Bowling, Authorized Signatory

ABACUS TRUSTEES (GIBRALTAR) LIMITED

By:	/s/ Paul Bowling
Paul Bowling, Director

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